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                                                                   EXHIBIT 10.21

ADDENDUM TO SECURITY AND LOAN AGREEMENT
("SECURITY AND LOAN AGREEMENT") BETWEEN
PORTABLE SOFTWARE CORPORATION AND IMPERIAL BANK
DATED: SEPTEMBER 3, 1997

This Addendum is made and entered into September 3, 1997, between Portable Software Corporation ("Borrower") and Imperial Bank ("Bank"). This Addendum amends and supplements the Security and Loan Agreement. In the event of any inconsistency between the terms herein and the terms of the Security and Loan Agreement, the terms herein shall in all cases govern and control. All capitalized terms herein, unless otherwise defined herein, shall have the meaning set forth in the Security and Loan Agreement.

1. Any commitment of Bank, pursuant to the terms of the Security and Loan Agreement, to make advances against Eligible Accounts shall expire on September 2, 1998, subject to Bank's right to renew said commitment in its sole discretion. Any such renewal of the commitment shall not be binding upon Bank unless it is in writing and signed by an officer of the Bank.

2. Within the commitment pursuant to the terms of the Security and Loan Agreement, there shall be a sub-limit of $500,000.00 for the issuance by Bank of Standby and Commercial Letters of Credit for the benefit of Borrower. Borrower agrees that should, for any reason, the Line of Credit not be renewed by Bank, any Letter of Credit outstanding with a maturity date beyond September 2, 1998, will be secured by a Certificate of Deposit with Bank in an amount equal to the face value of the Letter of Credit.

3. In addition to the commitments set forth in the Security and Loan Agreement, Bank commits to advance up to $1,000,000.00 as a three (3) year non-revolving term loan (the "Senior Term Loan"). Borrower may make draws under the Senior Term Loan until February 15, 1999, at which time the outstanding balance will be converted to a two (2) year fully amortizing term loan. Interest on the Senior Term Loan shall be payable monthly and calculated on a 360 day-year basis at one percent (1%) below the Bank's announced Prime Rate (floating), as it may vary from time to time. Principal on the Senior Term Loan will be payable in twenty-four (24) equal monthly payments beginning on March 15, 1999, with final payment due on February 15, 2001.

4. As a condition precedent to Bank's obligation to make any advances to Borrower, Borrower shall, among other things, provide to Bank a subordination agreement covering all existing and any subsequent loan to Borrower by Comdisco Ventures, Inc. in the minimum amount of one million dollars ($1,000,000.00), in form and substance satisfactory to Bank. Payments of interest will be permitted so long as Borrower is in compliance with this Agreement.



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
Addendum to Security and Loan Agreement
Portable Software Corporation
dated September 3, 1997



5. As a condition precedent to Bank's obligation to make any advances to Borrower, Borrower shall, among other things, (i) provide to Bank a perfected security interest in all it owned patents and trademarks in form and substance satisfactory to Bank and (ii) cause any material copyright registerable works including software to be promptly registered in the U.S. Copyright Office and execute and deliver a mortgage of copyrights and amendments appropriate and acceptable to Bank to perfect Bank's security interest in all proceeds of such works.

6.   Bank agrees to amend the interest rate on the Loan Account as follows:

Interest on the Loan Account shall be payable monthly and calculated on a 360 day-year basis at one percent (1%) above the Bank's announced Prime Rate (floating), as it may vary from time to time upon Bank's receipt of satisfactory written evidence of Borrower's achievement and maintenance of operating and after-tax profitability for two consecutive quarters.

7.   Eligible Accounts shall not include any of the following:

     a. Accounts with respect to which the account debtor is an officer, director, shareholder, employee, subsidiary or affiliate of Borrower.

     b. Accounts due from a customer if more than twenty-five percent (25%) or more of the aggregate amount of accounts of such customer have at that time remained unpaid for more than ninety (90) days from the invoice.

     c. Accounts with respect to international transactions unless insured or covered by a letter of credit in a manner and form acceptable to the Bank or unless approved by Bank in writing or included in Table I below. Advances against such accounts to be subject to all other restrictions of Eligible Accounts. Approved accounts receivable listed in Table I will not exceed $300,000 at any one time.


Table I
-------
Morgan Stanley (UK)                     Pfizer (Belgium)
Dresdner Kleinwort Benson (UK)          Sotheby's (UK)
Unysis (UK)                             Case (France)
Citicorp (UK)                           Paraexel (UK)
Tektronix (UK)                          Merck, Sharpe and Dome (UK)



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Addendum to Security and Loan Agreement
Portable Software Corporation
dated September 3, 1997



     d.   Salesman's accounts for promotional purposes.

     e. The amount by which any one account exceeds twenty percent (20%) of the total accounts receivable balance.

     f. Accounts where the account debtor is a seller to borrower, to the extent that a potential offset exists.

8.   Borrower represents and warrants that:

     a. There is no litigation or other proceeding pending or threatened against or affecting Borrower, and Borrower is not in default with respect to any order, writ, injunction, decree or demand of any court or other governmental or regulatory authority.

     b. The balance sheet of Borrower dated as of June 30, 1997, and the related profit and loss statement for the nine months then ended, a copy of which has heretofore been delivered to Bank by Borrower, and all other statements and data submitted in writing by Borrower to Bank in connection with its request for credit are true and correct, and said balance sheet and profit and loss statement truly present the financial condition of Borrower as of the date thereof and the results of the operations of Borrower for the period covered thereby, and have been prepared in accordance with generally accepted accounting principles on a basis consistently maintained. Since such date, there have been no material adverse changes in the financial condition or business of Borrower. Borrower has no knowledge of any liabilities, contingent or otherwise, at such date not reflected in said balance sheet, and Borrower has not entered into any special commitments or substantial contracts which are not reflected in said balance sheet, other than in the ordinary and normal course of its business, which may have a materially adverse effect upon its financial condition, operations or business as now conducted.

     c. Borrower has no liability for any delinquent state, local or federal taxes, and, if Borrower has contracted with any government agency, Borrower has no liability for renegotiation of profits.

     d. Borrower, as of the date hereof, possesses all necessary trademarks, trade names, copyrights, patents, patent rights, and licenses to conduct its business as now operated, without any known conflict with valid trademarks, trade names, copyrights, patents and license rights of others.



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
Addendum to Security and Loan Agreement
Portable Software Corporation
dated September 3, 1997



9. Borrower agrees that so long as it is indebted to Bank, it will not, without prior written consent of Bank, which consent will not be unreasonably withheld:

     a. Make any substantial change in the character of its business; or make any change in its executive management.

     b. Create, incur, assume or permit to exist any indebtedness for borrowed monies other than loans from Bank except obligations now existing as shown in financial statement dated June 30, 1997, and except those to third party equipment lessors and the debt due to Comdisco Ventures, Inc. ("Permitted Indebtedness"). The debt due to Comdisco Ventures, Inc. to be evidenced by a sale-leaseback agreement, subordination agreement, or equipment leasing facility and may not to exceed $5.0 million in the aggregate, without prior written consent of Bank (such consent will not be unreasonably be withheld) excluding those being refinanced by Bank; or sell or transfer, either with or without recourse, any accounts or notes receivable or any monies due or to become due.

     c. Create, incur, or assume any mortgage, pledge, encumbrance, lien or charge of any kind (including the charge upon property at any time purchased or acquired under conditional sale or other title retention agreement) upon any asset now owned or hereafter acquired by it, other than liens for taxes not delinquent, liens directly related to Permitted Indebtedness, and liens in Bank's favor.

     d. Make any loans or advances to any person or other entity other than in the ordinary and normal course of its business as now conducted or make any investment in the securities of any person or other entity other than the United States Government; or guarantee or otherwise become liable upon the obligation of any person or other entity, except by endorsement of negotiable instruments for deposit or collection in the ordinary and normal course of its business.

     e. Purchase or otherwise acquire the assets or business of any person or other entity; or liquidate, dissolve, merge or consolidate, or commence any proceedings therefore; or except in the ordinary and normal course of its business, sell (including without limitation the selling of any property or other asset accompanied by the leasing back of the same) any assets including any fixed assets, any property, or other assets necessary for the continuance of its business as now conducted.



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
Addendum to Security and Loan Agreement
Portable Software Corporation
dated September 3, 1997


     f. Declare or pay any dividend, other than in capital stock, or make any other distribution on any of its capital stock now outstanding or hereafter issued or purchase, redeem or retire any of such stock, other than redeeming employees, officers, or directors stock, when they leave Borrower, provided that such payments do not exceed $100,000 in any fiscal year.

10. All financial covenants and financial information referenced herein shall be interpreted and prepared in accordance with generally accepted accounting principles applied on a basis consistent with previous years. Compliance with financial covenants shall be calculated and monitored on a monthly basis.

11. Borrower affirmatively covenants that so long as any loans, obligations or liabilities remain outstanding or unpaid to Bank, it will:

     a. At all times maintain a minimum tangible net worth (meaning the excess of all assets, excluding any value for goodwill, trademarks, patents, copyrights, organization expense and other similar intangible items, over its liabilities, less subordinated debt) of not less than $2,000,000.00 presently and hereafter.

     b. At all times maintain a maximum ratio of total debt to tangible net worth not to exceed 2.50 to 1.00. Total debt to be defined as all the Borrower's liabilities less deferred revenues, warranty allowance, and indebtedness full subordinated to the debt due Bank.

     c. At all times maintain a quick ratio (defined as the sum of cash plus accounts receivable divided by current liabilities less debt fully subordinated to the debt due to Bank) of at least 1.25:1.00 presently and hereafter.

     d. Maximum quarterly losses (losses; are not to exceed) $1,450,000 for the quarter ending September 30, 1997; $1,450,000 for the quarter ending December 31, 1997; $1,300,000 for the quarter ending March 31, 1998, and $800,000 for the quarter ending June 30, 1998.

     e. As soon as it is available, but not later than 10 days after and as of the end of each month, deliver to Bank an accounts receivable aging, accounts payable aging, and borrowing base certificate in form of Exhibit A (attached), and certified by an officer of Borrower.


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
Addendum to Security and Loan Agreement
Portable Software Corporation
dated September 3, 1997


     f. As soon as it is available, but not later than 25 days after and as of the end of each month, deliver to Bank a financial statement consisting of a balance sheet and profit and loss statement in form satisfactory to Bank.

     g. As soon as it is available, but not later than 25 days after and as of the end of each fiscal quarter, deliver to Bank a Compliance Certificate in the form of Exhibit B (attached) certified by an officer of Borrower.

     h. As soon as it is available, but not later than 120 days after the end of Borrower's fiscal year, deliver to Bank a report of audit of Borrower's financial statements together with changes in financial position certified without negative qualification by an independent certified public accountant selected by Borrower but acceptable to Bank.

     i. On a quarterly basis, provide Bank with an alphabetized list of customers including addresses.

     j. Maintain and preserve all rights, franchises and other authority adequate for the conduct of its business; maintain its properties, equipment and facilities in good order and repair; conduct its business in an orderly manner without voluntary interruption and, if a corporation or partnership, maintain and preserve its existence.

     k. Maintain public liability, property damage and workers compensation insurance and insurance on all its insurable property against fire and other hazards with responsible insurance carriers to the extent usually maintained by similar businesses. Borrower shall provide evidence of property insurance in amounts and types acceptable to Bank, and certificates naming Bank Loss Payee.

     l. Pay and discharge, before the same become delinquent and before penalties accrue thereon, all taxes, assessments and governmental charges upon or against it or any of its properties, and any of its other liabilities at any time existing, except to the extent and so long as:

     (i) The same are being contested in good faith and by appropriate proceedings in such manner as not to cause any materially adverse affect upon its financial condition or the loss of any right of redemption from any sale thereunder; and




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Addendum to Security and Loan Agreement
Portable Software Corporation
dated September 3, 1997


     (ii) It shall have set aside on its books reserves (segregated to the extent required by generally accepted accounting practice) deemed by it adequate with respect thereto.

     m. Maintain a standard and modem system of accounting in accordance with generally accepted accounting principles on a basis consistently maintained; permit Bank's representatives to have access to, and to examine its properties, books and records at all reasonable times.

12. In addition to any other amounts due, or to become due, Borrower agrees to pay Bank:

     (i) A loan fee in the amount of fifteen thousand dollars ($15,000.00) upon signing of this Agreement.

     (ii) The reimbursement of all reasonable out of pocket and reasonable legal expenses incurred by Bank for filing, search and similar fees in connection with the Loan or the Loan Documents.

13. Bank to receive a warrant to purchase 35,000 shares of Borrower's Series D Preferred Stock at an initial exercise price of $1.46 per share. The warrant to be on the Bank's form, with a five year maturity inclusive of certain provisions to include, but not limited by, a net exercise provision, anti-dilution protection, piggy-back registration rights and a $30,000 put option (the right to exercise the put option. "Put Right" shall expire two years from the issue date of the warrant.)

14. Borrower will maintain its primary operating and deposit accounts with Bank. Local depository account(s) may be maintained for Borrower's convenience.

15. Default Interest. The default rate applicable to the Loan Account and the Senior Term Debt upon notice shall be five (5) percent per year in excess of the rate otherwise applicable.




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
Addendum to Security and Loan Agreement
Portable Software Corporation
dated September 3, 1997

16. Late Charges. If any installment payment, interest payment, principal payment or principal balance payment due hereunder is delinquent ten (10) or more days, Borrower agrees to pay Bank a late charge in the amount of 5% of the payment so due and unpaid, in addition to the payment; but nothing in this paragraph is to be construed as any obligation on the part of the Bank to accept payment of any payment past due or less than the total unpaid principal balance after maturity.

17.  Reference Provisions

     a. Other than (i) non-judicial foreclosure and all matters in connection therewith regarding security interests in real or personal property; or (ii) the appointment of a receiver, or the exercise of other provisional remedies (any and all of which may be initiated pursuant to applicable law), each controversy, dispute or claim between the parties arising out of or relating to this Note ("Agreement"), which controversy, dispute or claim is not settled in writing within thirty (30) days after the "Claim Date" (defined as the date on which a party subject to the Agreement gives written notice to all other parties that a controversy, dispute or claim exists), will be settled by a reference proceeding in California in accordance with the provisions of Section 638 et seq. of the California Code of Civil Procedure, or their successor section ("CCP"), which shall constitute the exclusive remedy for the settlement of any controversy, dispute or claim concerning this Agreement, including whether such controversy, dispute or claim is subject to the reference proceeding and except as set forth above, the parties waive their rights to initiate any legal proceedings against each other in any court or jurisdiction other than the Superior Court in the County where the real property securing this Agreement, if any, is located or Los Angeles County if none (the "Court"). The referee shall be a retired Judge of the Court selected by mutual agreement of the parties, and if they cannot so agree within forty-five (45) days after the Claim Date, the referee shall be promptly selected by the Presiding Judge of the Court (or his representative). The referee shall be appointed to sit as a temporary judge, with all of the powers of a temporary judge, as authorized by law, and upon selection should take and subscribe to the oath of office as provided for in Rule 244 of the California Rules of Court (or any subsequently enacted Rule). Each party shall have one peremptory challenge pursuant to CCP
Section 170.6. The referee shall (a) be requested to set the matter for hearing within sixty (60) days after the Claim Date and (b) try any and all issues of law or fact and report a statement of decision upon them, if possible, within ninety (90) days of the Claim


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
Addendum to Security and Loan Agreement
Portable Software Corporation
dated September 3, 1997

Date. Any decision rendered by the referee will be final, binding and conclusive and judgment shall be entered pursuant to CCP Section 644 in any court in the State of California having jurisdiction. Any party may apply for a reference proceeding at any time after thirty (30) days following notice to any other party of the nature of the controversy, dispute or claim, by filing a petition for a hearing and/or trial. All discovery permitted by this Agreement shall be completed no later than fifteen (15) days before the first hearing date established by the referee. The referee may extend such period in the event of a party's refusal to provide requested discovery for any reason whatsoever, including, without limitation, legal objections raised to such discovery or unavailability of a witness due to absence or illness. No party shall be entitled to "priority" in conducting discovery. Depositions may be taken by either party upon seven (7) days written notice, and request for production or inspection of documents shall be responded to within ten (10) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding upon the parties. Pending appointment of the referee as provided herein, the Superior Court is empowered to issue temporary and/or provisional remedies, as appropriate.

     b. Except as expressly set forth in this Agreement, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of all hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the reference, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee. The party making such a request shall have the obligation to arrange for and pay for the court reporter. The costs of the court reporter at the trial shall be borne equally by the parties.

     c. The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, to provide all temporary and/or provisional remedies and to enter equitable orders that will be binding upon the parties. The referee shall issue a single judgment at the close of the reference proceeding which shall dispose of all of the claims of the parties that are the subject of the reference. The parties hereto expressly reserve the right to contest or appeal from the final judgment or any appealable order or appealable judgment entered by the referee. The parties hereto


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Addendum to Security and Loan Agreement
Portable Software Corporation
dated September 3, 1997

expressly reserve the right to findings of fact, conclusions of law, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

     d. In the event that the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by the reference procedure herein described will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge of the Court, in accordance with the California Arbitration Act, Section 1280 through Section 1294.2 of the CCP as amended from time to time. The limitations with respect to discovery as set forth hereinabove shall apply to any such arbitration proceeding."

18. Miscellaneous Provisions. Failure or Indulgence Not Waiver. No failure or delay on the part of Bank or any holder of Notes issued hereunder, in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof. All rights and remedies existing under this agreement or any not issued in connection with a loan that Bank may make hereunder, are cumulative to, and not exclusive of, any rights or remedies otherwise available.


PORTABLE SOFTWARE CORPORATION                IMPERIAL BANK
"BORROWER"                                   "BANK"

BY /s/ [SIG]                                 BY
  -----------------------------------          ------------------------------
TITLE CFO/VP of Professional Services        TITLE
     --------------------------------             ---------------------------


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